Exhibit 16.1

Hamilton PC

2121 S. Oneida St., Suite 312
Denver, CO  80224
P: (303) 548-8072
F: (888) 466-4216
ed@hamiltonpccpa.com

February 25, 2013

Office of the Chief Accountant
Securities and Exchange
Commission 100 F Street, NE
Washington, DC 20549

Fax: 202-772-9251

Re: Greenworld Development, Inc. (the “Company”)

File Reference No. 000-26703

Gentlemen:

We were previously the independent registered public accounting firm for Greenworld Development, Inc., and under the date April 11, 2012, we reported on the financial statements of the Company as of December 31, 2011 and 2010, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2011 and December 31, 2010.

On January 30, 2013, we informed the Company of our resignation as its independent registered public accounting firm, effective the same date. We further informed the Company that the reason for this decision was due to our decision to cease our audit practice of public companies. We have read the Company's statements included in Item 4.01 on Form 8-K pertaining to our resignation. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

/s/ Hamilton, PC

Hamilton, PC
Denver, Colorado
February, 25, 2013